Exhibit 10.2

Letter of Understanding between Accentia Biopharmaceuticals, Inc. and Respirics, Inc.

This memo is in regard to the Amended and Restated Distribution and Supply Agreement (“the Agreement”) effective as of August 12, 2005, pursuant to which Respirics granted to Teamm Pharmaceuticals, Inc. (“TEAMM”) now Accentia Pharmaceuticals, a wholly owned subsidiary of Accentia Biopharmaceuticals, Inc (“Accentia”), the right to distribute Respirics’ MD Turbo® product (the Product) in the United States (US), and Respirics agreed to supply such product to Teamm in exchange for certain consideration. Based upon mutual agreement and in light of the current status of the sales and distribution of the product, Respirics and Accentia believe that it is desirable to enter into this supplemental understanding in order to evaluate the future course of this relationship.

While it is Accentia’s desire to continue to market and sell the product, it is accepted that this exclusive distribution arrangement, in its present form, may not be optimal for Respirics. In recognition of this fact, Accentia hereby consents to the waiver of any of the non-disclosure provisions contained in paragraph 9.1 of the agreement and grants consent to Respirics to put forth efforts toward obtaining an alternative and/or additional distribution partner, that may result in the reduction and/or termination of any and all rights of Accentia to distribute the product in the US. In this regard, Accentia agrees to cooperate with Respirics in its efforts to find an alternative and/or additional distribution partner in the US, which Respirics deems in its sole judgment to provide more comprehensive distribution of the product.

Respirics agrees that it will provide Accentia with 60 days advance written notice of Respirics’ decision to enter into an alternative distribution or sale agreement which will result in termination or curtailment of Accentia’s rights to distribution and marketing in the United States. Accentia agrees that following such notice and the expiration of such 60 days notice period, the Amended and Restated Distribution and Supply Agreement shall terminate, or at the option of Respirics, made non-exclusive. Upon such termination and verification of the quantities of remaining inventory, Respirics shall refund all amounts paid to Respirics by Accentia for non-distributed inventory of products with remaining shelf life, currently in the DDN distribution center in Memphis, TN and those units being stored overseas in Hong Kong with a minimum of two years remaining battery shelf life and be entitled to purchase any remaining products in Accentia’s (or its affiliates) control at the amount originally paid to Respirics by Accentia for such products. Accentia agrees to cease distribution and promotion, or at the option of Respirics to enter into negotiation as to a new non-exclusive arrangement, at that time.

Respirics acknowledges that Accentia will not be bound to the minimum purchase commitments in the Agreement. In exchange, Accentia acknowledges that Respirics has no existing or future supply or delivery obligations under the Agreement except as mutually agreed and accepted by both parties in writing. Both parties agree to waive their rights to litigation regarding the Agreement.

Understood Agreed and Accepted:

Respirics, Inc.

/s/Gilbert S. Mott, Jr.
Gilbert S. Mott, Jr.
President and CEO
Date May 10, 2007

Accentia Biopharmaceuticals, Inc.

/s/ Francis E. O’Donnell, Jr.
Frank E. O’Donnell, Jr. M.D.
Chairman and CEO
Date May 10, 2007

Accentia Pharmaceuticals, Inc.

/s/Alan Pearce
Alan Pearce
CFO
Date May 10, 2007

Confidential